EMPLOYMENT AGREEMENT


EFFECTIVE DATE:      November 2, 1996

PARTIES:             Northwest Teleproductions, Inc.              ("Northwest")
                     4455 W. 77th Street
                     Edina, Minnesota  55435

                     John C. McGrath                              ("Executive")
                     5824 Iris Lane
                     Lisle, Illinois  60532


RECITALS:

     A. The following recitals shall be considered a part of this Agreement and explain the general nature and purposes of Northwest's business and the Executive's rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals.

     B. Northwest and its affiliates are engaged in the specialized and highly competitive business of production of videotape and film television programs for broadcast and cable, corporate communications, advertising and commercial programs and creative production services such as sound, special effects, animation, graphics resources, and post production services.

     C. Northwest and its affiliates, through their research, creativity and experience, have developed and acquired valuable Confidential Information (as hereinafter defined), including valuable trade secrets.

     D. Northwest has disclosed and will continue to disclose the valuable Confidential Information to Executive during his employment, and Executive will otherwise be exposed to, come in contact with, help create, and be required to use such Confidential Information.

     E. Executive desires to enter into this Agreement for employment with Northwest in which he may contribute to and receive Confidential Information, and acknowledges that Northwest will suffer irreparable harm if Executive, after developing, obtaining or becoming familiar with any Confidential Information,
makes  any   unauthorized   disclosure  or  communication  of  any  Confidential
Information to any third party or uses any Confidential Information in competition with Northwest while employed or after the termination of his employment.

     F. Executive recognizes, agrees and understands that execution of this Agreement is an express condition of his employment by Northwest.


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     G. The parties desire to set forth their  understanding and agreements with respect to the terms of Executive's employment by Northwest.

     THEREFORE, in consideration of the employment of Executive by Northwest and compensation herein described or made available later to Executive by Northwest, Executive and Northwest agree as follows:


AGREEMENTS:

                                   ARTICLE 1.

                                   DEFINITIONS


     1.01 Confidential Information. For the purposes of this Agreement, "Confidential Information" means any information relating to Northwest or its business not generally known to the public or proprietary to Northwest and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, methods, processes, techniques, engineering, purchasing, marketing, selling, accounting, licensing, copyrights and pending copyrights, business systems, business techniques, customer lists, prospective or potential customer lists, price lists, business strategies and plans. For example, and without limiting the foregoing, Confidential Information may be contained in Northwest's marketing plans or proposals, customer lists, prospective or potential customer list, the particular needs and requirements of customers, the particular needs and requirements of prospective or potential customers, and the identity of customers or prospective or potential customers. Information relating to Northwest or its business shall be treated as Confidential Information irrespective of its source and any information which is identified as being "confidential" or "trade secret" shall be presumed to be Confidential Information.


                                   ARTICLE 2.

                      EMPLOYMENT, COMPENSATION AND BENEFITS

     2.01 Term of Employment. Northwest hereby agrees to employ Executive as its President and Chief Executive Officer for a term commencing as of November 2, 1996 and continuing to October 31, 1998 unless earlier terminated pursuant to
Article 5 hereof. Thereafter, the Agreement shall renew annually, for one year periods, beginning November 1, 1998 unless either party gives sixty (60) days written notice of the intent not to renew the Agreement or terminates pursuant to Article 5 hereof.


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     2.02 Duties and Supervision.  During the Term of Executive's  employment by
Northwest, Executive agrees to devote his full-time best efforts to the business and affairs of Northwest, and agrees to perform such services and duties as may, from time to time, be assigned to him by the Board of Directors of Northwest. Executive shall be responsible for, among other things, determining objectives for the company, allocating and organizing resources for achieving such objectives, formulating plans and policies, interpreting and applying such policies, determining allocation of duties and authorities of subordinates, and exercising control to see that objectives are achieved in accordance with basic organizational policy. Executive shall be held fully accountable for the results of the company. During the term of Executive's employment with Northwest, Executive will not perform services for any other person, firm or corporation, as an employee, agent, independent contractor, or in any other capacity, without the express consent of the Board of Directors of Northwest. Executive agrees to comply in every respect with the general standards and policies of Northwest in effect from time to time, all of which Northwest reserves the right to change in its sole discretion.

     2.03 Compensation. Northwest shall pay to Executive, or provide for payment or delivery of, the following compensation and consideration for services rendered by Executive:

          2.03.1 Base Salary. During the term of the Agreement, Northwest shall pay Executive an annual base salary of Two Hundred Thousand Dollars ($200,000), subject to withholding and other appropriate deductions, payable in accordance with Northwest's normal payroll practices in effect from time to time.

          2.03.2 Bonus. For the fiscal year beginning 4/01/97 and each fiscal year thereafter, a Management Incentive Bonus will be earned by Executive for such fiscal year, provided Executive is a Northwest employee on the last day of such fiscal year. The Management Incentive Bonus shall be based upon 5% of the pre-tax earnings for the fiscal year in excess of 8% of shareholder equity at the beginning of the fiscal year, up to a maximum of 50% of Executive's base salary with a minimum of Twenty Thousand Dollars ($20,000.00).

               Executive shall earn a bonus for the current fiscal year beginning 4/01/96 based on the formula described in this paragraph 2.03.2, but pro rated based on the number of full months worked by Executive during such fiscal year.

               The Management Incentive Bonus earned by Executive for any fiscal year shall be determined, and earned upon completion of Northwest's annual audit by its independent certified public accountants. As such, Bonuses earned by Executive shall be credited to a deferred compensation account and shall be subject to the terms and conditions contained in the Deferred Compensation Agreement attached hereto as Exhibit A.

               The full bonus amount shall be credited to an account for Executive's behalf under the Agreement set forth in Exhibit A.


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          2.03.3 Discretionary  Allowance. The Company will not provide a car or allowance for such purchase, lease, insurance, maintenance, gas or other automobile related expenses.

               A monthly  payment of $1,250.00,  less required  withholding  and
               appropriate   deductions,   will  be  paid  to  Employee  without
               designated use.

          2.03.4 Long Term Incentive. Upon the date Executive becomes an employee of Northwest, Executive shall be granted an incentive stock option for 50,000 shares pursuant to the 1993 Northwest Teleproductions, Inc. Stock Option Plan ("Plan"), vesting to the extent of one-third of the total number of shares each year beginning on the first anniversary of the date of grant, and exercisable for a five-year term. The per share exercise price shall equal the fair market value (as defined in the Plan) of Northwest's common stock on the date of grant. Executive and Northwest shall execute a separate Incentive Stock Agreement setting forth all other terms and conditions of the incentive stock option.

          2.03.5 Subordinated Notes. Executive shall have the right, subject to his execution of the attached Subscription Agreement, to purchase, within 60 days of commencement of Executive's employment, up to $150,000 principal amount of 10-1/2% Subordinated Notes authorized and offered by Northwest's Board of Directors to a limited number of investors and to receive, as part of such Note purchase, a Warrant to purchase, at an exercise price of $2.50 per share, the number of shares of Common Stock of Northwest as is equal to the principal amount of the Note so purchased by Executive divided by the Warrant exercised priced.

          2.03.6 Relocation. Upon initial relocation to the Twin Cities for employment, Northwest will pay all direct, out of pocket moving expenses of Executive related to moving Executive's household goods, provided Executive first obtains two competing bids for such moving expenses.

               Reasonable expenses for a family visit to the Twin Cities for the purpose of "house hunting" shall be paid by Northwest.

               Necessary  travel and living  expenses of the Executive  shall be
               paid  by  Northwest   for  up  to  two  months  while   Executive
               establishes a Twin Cities residence.

     2.04 Other Executive Benefits. Northwest agrees to provide the following benefits to Executive.


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          2.04.1 Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each twelve (12) month period of employment.

          2.04.2 Expenses. Northwest shall reimburse Executive for all documented reasonable and necessary out-of-pocket expenses incurred in connection with performance of his duties and obligations to Northwest hereunder.

          2.04.3 Other Benefits. Northwest shall provide to Executive participation in any other employee benefit programs made available to employees generally from time to time as established in the exclusive discretion of Northwest's Board of Directors or authorized delegates of the Board of Directors. Such benefits may include, but are not limited to health insurance, dental insurance, life insurance, paid holidays and participation in qualified retirements plans. Northwest retains the sole discretion to amend, modify, or discontinue any and all benefit plans.


                                   ARTICLE 3.

                         PROTECTION OF TRADE SECRETS AND
                           CONFIDENTIAL BUSINESS DATA

     3.01 Scope.  The definition of  "Confidential  Information" as set forth in
Article 1, Paragraph 1.01, is not intended to be exhaustive. From time to time during the term of his employment, Executive may gain access to or help create other information concerning Northwest's business of commercial value to Northwest, which information shall be included in the definition under Article 1, Paragraph 1.01, above, even though not specifically listed in that Paragraph. The definition of Confidential Information and the provisions of this Article 3 apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

     3.02 Confidentiality. Executive promises and agrees that the Confidential Information, including trade secrets and/or data, will be held in the strictest confidence and will never, without prior written consent of Northwest, be (directly or indirectly) disclosed, assigned, transferred, conveyed, communicated to or used for his own or another's benefit or (directly or indirectly) disclosed, assigned, transferred, conveyed, communicated to, or used by him, a competitor of Northwest or any other person or entity, including but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with Northwest or at any time after his termination of employment with Northwest, regardless of the reason for Executive's termination, whether voluntary or involuntary. Executive further promises and agrees that he will develop and enforce such policies and procedures as are necessary to protect Northwest's Confidential Information and will faithfully implement and abide by any and all policies and procedures which may be established by Northwest to insure the confidentiality of the Confidential Information, including but not limited to, rules, polices, practices or procedures:

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          3.02.1 (a) Limiting access to authorized personnel;

          3.02.2 (b) Limiting copying of any writing, data or recording;

          3.02.3 (c) Requiring storage of property, documents or data in secure facilities provided by Northwest and limiting safe or vault lock combinations or keys to authorized personnel; and/or

          3.02.4 (d) Check out and return of other procedures promulgated by Northwest from time to time.

     3.03 Return of Information. Upon termination of the employer-employee relationship, whether voluntary or involuntary, Executive will return to Northwest any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, as defined in Article 1, Paragraph 1.01, including, but not limited to notebooks, software, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists, and will take with him, upon leaving Northwest's place of business or employment with Northwest, no such information, property, or reproduction thereof in any form which may have been entrusted to or obtained by him during the course of his employment or to which he had access, possession, custody or control. Upon termination of employment, whether voluntary or involuntary, Executive will deliver to Northwest all Confidential Information in recorded form in his property, devices, parts, mock-ups and finished or unfinished product, machinery, or equipment in his possession, custody or control.

Executive shall also deliver, upon his termination, whether voluntary or involuntary, all records, software, drawings, blueprints, notes, notebooks, memoranda, specifications and documents or data in any form, which contain Confidential Information.

     3.04 Copyrights. Executive acknowledges that any computer software, program or other work of authorship prepared by Executive for Northwest's benefit or at Executive's request shall be considered a "work made for hire" under U.S. copyright laws. To the extent that any such work of authorship cannot be considered a "work made for hire," Executive agrees to assign and hereby does assign all right, title and interest in and to such work to Northwest.

     3.05 Invention. "Invention" means any invention, discovery, improvement, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice.

     3.06 Disclosure and Assignment. Executive shall promptly and fully disclose in writing to Northwest, and will hold in trust for Northwest's sole right and benefit, any Invention that Executive, during the period of employment and for one year thereafter, makes, conceives, or reduces to practice or cause to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

          a.   Relates  to  any  subject   matter   pertaining  to   Executive's
               employment;


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


          b.   Relates  to  or  is  directly  or   indirectly   connected   with
               Northwest's  business,   products,   processes,   or  Northwest's
               Confidential Information; or

          c. Involves the use of any of Northwest's time, material, or facility.

Executive will keep accurate, complete, and timely records for such Inventions, which records shall be Northwest's property and shall not be removed from Northwest's premises. Executive hereby assigns to Northwest all of his right, title, and interest in and to all such Inventions and, upon Northwest's request, Executive shall execute, verify, and deliver to Northwest such documents, including without limitation, assignments and patent applications, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that are necessary to enable Northwest to obtain the sole right, title, and benefit to all such Inventions.

     3.07 Notice of Excluded Inventions. Executive further agrees, and is hereby notified, that the above agreement to assign Inventions to Northwest does not apply to any Invention for which no equipment, supplies, facility, or Northwest Confidential Information was used, which was developed entirely on Executive's own time, and

          a.   Which does not relate:

               (i) Directly to Northwest's business; or

               (ii) To Northwest's actual or demonstrably  anticipated  research or development; or

          b. Which does not result from any work performed by Executive for Northwest.


                                   ARTICLE 4.

                             COVENANT NOT TO COMPETE

     4.01 Actions Prohibited. At no time during the term of this Agreement or for a period of one (1) year immediately following the termination of Executives's employment (whether voluntary or involuntary), will Executive:

          4.01.1 Acting on behalf of himself, another business or competitor, call upon or communicate with or attempt to call upon or communicate with any customer or potential or prospective customer of Northwest with whom Executive (or other employees of Northwest under his supervision), during the twelve (12) months prior to his termination, had contact, for the purpose (either directly or indirectly) of soliciting, selling or buying any services, merchandise or products similar to or competitive with the services, merchandise or products sold or purchased by Northwest; and

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


          4.01.2 In any way, directly or indirectly, render any services, advice or counsel, as an owner, employee, partner, representative, agent, independent contractor, consultant, or in any other capacity, for any party or on his own behalf, if the rendering of such services, advice or counsel involves, requires or is likely to result in the use or disclosure by Executive of any Confidential Information; and

          4.01.3 Acting on behalf of himself, another business or entity, or a competitor, solicit or hire any person employed by Northwest at any time during the twelve (12) months prior to his termination.


                                   ARTICLE 5.

                            TERMINATION OF EMPLOYMENT

     5.01 Notwithstanding anything to the contrary elsewhere in this Agreement, Executive's employment shall terminate, whether during the initial term or any subsequent renewal term:

          5.01.1 Upon mutual written agreement of the parties.

          5.01.2 Upon the death of Executive.

          5.01.3 Upon the physical or mental disability of Executive to such an extent that he is generally unable to, with or without reasonable accommodation, perform the essential functions of his job and usual and customary duties and such inability continues for a period of two (2) months or more.

          5.01.4 Upon written notice to Executive by Northwest in the event of Executive's final nonappealable conviction of or entry of a plea of guilty or nolo contendere to any felony or the final nonappealable entry of any civil judgment against him in connection with any allegation against him of (a) fraud or misrepresentation relating to Northwest or its business, or (b) embezzlement.

          5.01.5 Upon written notice to Executive by Northwest in the event of Executive's willful and repeated misconduct in not following the reasonable directions of the Board of Directors or willful failure to perform his duties if Executive does not correct such misconduct or failure within a period of ten (10) days after written notice thereof from Northwest specifying the nature of such misconduct or failure and demanding that it be cured.

          5.01.6 Upon Executive's making a material false statement to the Board of Directors or in matters relating to Northwest's business, as determined by a majority vote of the Board of Directors, excluding Executive.

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


          5.01.7 Upon 60 days written notice by Executive without cause.

          5.01.8 Upon 60 days written notice by Northwest without cause.

     5.02 Decision and Waiver. Any determination by Northwest to terminate Executive's employment with Northwest as outlined above must be made by a majority decision of the Board of Directors. Nonexercise by Northwest of its right to terminate Executive's employment pursuant to the subsections above shall not constitute a waiver by Northwest of its right to terminate Executive's employment pursuant to such subsections.

     5.03 Continuing Payments. If Executive's employment is terminated pursuant to paragraph 5.01.1, 5.01.2, 5.01.3, 5.01.4, 5.01.5, 5.01.6 or 5.01.7, then upon such termination or nonrenewal Northwest shall have no further obligation or liability to Executive whatsoever, except for accrued benefits and any compensation earned through Executive's last day of employment. If Executive's employment is terminated pursuant to paragraph 5.01.8 or nonrenewed by Northwest pursuant to paragraph 2.01, then Northwest's only liability or obligation to Executive shall be: (1) for accrued benefits and (2) the greater of (i) Executive's base salary as defined in paragraph 2.03.1, at regular intervals, for the unexpired initial term of employment or, if the Agreement has been renewed, for the unexpired portion of such one-year renewal term, or (ii) the one-year period described in paragraph 4.01 above, so long as Executive abides by the restrictions contained in 4.01 during such one-year period.

     5.04 Change of Control. If Executive's employment is terminated pursuant to paragraph 5.01.7 or 5.01.8 within one year of a "change of control" as that term is defined in the Deferred Compensation Agreement attached hereto as Exhibit A, then this paragraph 5.04, instead of paragraph 5.03, shall govern which payments, if any, are due Executive. If Executive's employment is terminated pursuant to paragraph 5.01.7 or 5.01.8 within one year of a "change of control," then Northwest's only liability or obligation to Executive shall be: (1) for accrued benefits and (2) Executive's base salary as defined in paragraph 2.03.1, at regular intervals, for the greater of (i) the unexpired initial term of employment or, if the Agreement has been renewed, for the unexpired portion of such one-year renewal term, or (ii) the one-year period described in paragraph
4.01 above, so long as Executive abides by the restrictions contained in 4.01 during such one-year period; provided, however, that Executive shall not be entitled to receive any payments under this paragraph 5.04 or any other agreement with Northwest which would, with respect to Executive, constitute a "parachute payment" for purposes of Internal Revenue Code Section 280G. In the event any payments under this paragraph 5.04 or any other agreement with Northwest would, with respect to Executive, constitute a "parachute payment," Executive shall have the right to designate those payments to Executive, whether under this Agreement and/or any other agreement with Northwest, which should be eliminated so that Executive will not receive a "parachute payment."

     5.05 Mitigation. If Executive is entitled to continuing payments pursuant to paragraph 5.03 or 5.04, Executive shall not be obligated to seek other employment to receive such payments and such payments shall not be reduced by any income from other sources received by Executive.


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                                   ARTICLE 6.

                                  MISCELLANEOUS

     6.01 Remedies. The parties acknowledge that Northwest will suffer irreparable harm if the Executive breaches Article 3 and/or 4 of this Agreement, either during or after its term. Accordingly, Northwest shall be entitled, in addition to any other right and remedy it may have, at law or equity, to injunctive relief, without the posting of a bond or other security, enjoining or restraining Executive from any violation of this Agreement, and Executive hereby consents to Northwest's right to the issuance of such injunction. If Northwest institutes and prevails in any such action against Executive to enforce Article 3 and/or 4 of this Agreement, alone or in conjunction with any third party or parties to enforce any terms or provisions of this Agreement, Executive shall pay Northwest its reasonable attorneys' fees incurred in instituting and maintaining such action and all costs and expenses incurred in connection therewith.

     6.02 Severability. The parties agree that, in the event that a court of competent jurisdiction determines that any of the provisions of this Agreement are unreasonable, it may limit such provisions to the extent it deems reasonable, without declaring the provision or this Agreement invalid in its entirety. This provision shall not be construed as an admission by Northwest, but is only included to provide Northwest with the maximum possible protection for its business, Confidential Information, trade secrets and data.

     6.03 Modification. This Agreement supersedes any and all oral and written negotiations, agreements and understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement sets forth the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the Parties hereto.

     6.04 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of the rights or duties or any compensation due to him hereunder, to any other person. This Agreement may be assigned by Northwest.

     6.05 Waiver. The waiver by Northwest of the breach or nonperformance of any provisions of this Agreement by Executive shall not operate or be construed as a waiver of any future breach or nonperformance under any provisions of this Agreement.

     6.06 Survival. Executive and Northwest agree that the provisions of this Agreement that expressly extend beyond the termination of Executive's employment, particularly Articles 3 and 4, shall continue in full force and effect after termination of this Agreement or Executive's employment.


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     6.07 Governing Law. This Agreement shall be governed  according to the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have executed this Agreement in the manner appropriate to each on the date indicated.


                                   NORTHWEST TELEPRODUCTIONS, INC.


                                   By   /s/ John G. Lindell
                                   Its     Chairman

Subscribed and sworn to before me
this  4th  day of November, 1996.  Dated:       November 4, 1996


/s/ Melissa K. Cole
Notary Public


                                   /s/ John C. McGrath
                                   JOHN C. MCGRATH
Subscribed and sworn to before me
this 2nd day of November, 1996.    Dated:    November 2, 1996


/s/ Rhonda M. Gentz
Notary Public


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